EXHIBIT 95

Mine Safety Disclosure

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of 12/31/2015 (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Revloc Refuse Site ID # 3608032	0	0	0	0	0	0	0	No	No	0	0	0
Outlined below are the categories of legal actions and the number of actions in each category pending before the Federal Mine Safety and Health Review Commission ("FMSHRC") as of December 31, 2015.

•	contests of citations and orders - 0

•	contests of proposed penalties - 0

•	complaints for compensation - 0

•	complaints of discharge - 0

•	applications for temporary relief - 0

•	appeals of judges' decisions or orders to the FMSHRC - 0